Draft Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of all references to Ryder Scott Company, L.P. and the reports prepared by Ryder Scott Company, L.P. appearing or referred to in the Annual Report on Form 10-K of Harvest Natural Resources, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in each of the Prospectuses included therein, which are part of such Registration Statement.

/s/ Ryder Scott Company, L.P.
Denver, Colorado
November 15, 2012